Amended and Restated Appendix A
to the
Operating Expenses Limitation Agreement between Investment Mangers Series Trust and
Stone Toro Investment Advisers LP

Fund	Operating Expense Limit	Effective Date
Stone Toro Long Short Fund
(Formerly Stone Toro Fundamental Value Fund)
Class A Shares	2.75%
Class C Shares	3.50%
Class I Shares	2.50%

Amended and approved by the Board on March 5, 2014.

Agreed and accepted this ___ day of _______, 2014.

INVESTMENT MANAGERS SERIES TRUST	STONE TORO INVESTMENT ADVISERS LP

By:	By:
Print Name:	Print Name:
Title:	Title:

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